Exhibit 99(d)(2)

AMENDMENT NO. 1 TO

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

TCW Funds, Inc. and TCW Investment Management Company hereby agree to amend the Investment Advisory and Management Agreement (“Agreement”) entered into by the parties and dated as of February 6, 2013 as follows.

This amendment shall be effective as of February 6, 2013. All other terms and conditions of the Agreement will remain in full force and effect, including the existing provisions of Schedule A and any amendments, thereof.

SCHEDULE A

Fund	Annual Fee Rate (expressed as a percentage of net assets)
TCW High Yield Bond Fund	0.45%
TCW Short Term Bond Fund	0.35%

IN WITNESS WHEREOF, the parties have agreed to and executed this amendment to the Agreement on the day and year written above.

Attest	TCW FUNDS, INC.

/s/ Patrick W. Dennis	By:	/s/ Charles W. Baldiswieler
Patrick W. Dennis		Charles W. Baldiswieler
Assistant Secretary		President and Chief Executive Officer

By:	/s/ David S. DeVito
David S. DeVito
Treasurer and Principal Financial Officer

Attest	TCW INVESTMENT MANAGEMENT COMPANY

/s/ Patrick W. Dennis	By:	/s/ David S. DeVito
Patrick W. Dennis		David S. DeVito
Assistant Secretary		Executive Vice President and Chief Administrative Officer

By:	/s/ Charles W. Baldiswieler
Charles W. Baldiswieler
Group Managing Director